EXHIBIT 10.1


                       DEVELOPMENT, MAINTENANCE, & ROYALTY

                                  EVANS SYSTEMS

                            HUMWARE MEDIA CORPORATION

                                    ARTICLE I
                                    Recitals
                                    --------


This Development, Maintenance and Royalty Agreement (AGREEMENT), is made and entered into this 1st day of June, 2007, by and between HUMWARE Media Corporation., a Nevada corporation, having a place of business at 78 Rogers CT., Golden Colorado 80401, (HUMWARE), and Evans Systems, Inc., a Texas Corporation having a place of business at 2 Town Square Blvd, Suite 347, Ashville, NC 28803, (EVANS).

HUMWARE has independently created and developed to a state of commercial operation a digital signage network, known alternatively as "Boondoggle Sports Network", or other market-specific titles, that contains certain proprietary know-how. (Proprietary Information), which may be further protected by U.S. Patent Pending #20060217198.

EVANS is desirous to have HUMWARE create, develop and maintain a customized version of the digital signage network to be named "Child Watch Network or CWN".

Therefore, for and in consideration of the good and valuable considerations as hereinafter set forth, and of the covenants and agreements contained herein, the parties agree as set forth below.


                                   ARTICLE II
                                   Definitions
                                   -----------

"Confidential Information" shall mean all information relating to the Proprietary Information, including but not limited to all know-how and technical information created or discovered by EVANS or HUMWARE, or any other person or entity engaged by EVANS or HUMWARE, relating to the Proprietary Information.

"Proprietary Information" shall mean any and all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions,
(ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing,
(iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information, ideas, technical data, designs, drawings and specifications, (v)

Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing, that are created or discovered pursuant to this Agreement by or at the direction of EVANS or HUMWARE, or any person engaged by EVANS or HUMWARE.

"Boondoggle Sports Network or (BSN)" shall mean HUMWARE's existing Digital Signage Network which HUMWARE shall continue to operate at its sole discretion during the term of the Agreement.

"Child Watch Network or (CWN)" shall mean the network that HUMWARE will create and maintain during the term of the Agreement.

"HUMWARE Marks" shall mean those trademarks, tradenames and servicemarks that are the property of HUMWARE time during the term of this Agreement.

"License" shall mean a license to use such Products and sale of the products themselves or any sales associated to the products such as advertising.

"Development, Maintenance and Royalty Agreement" means this agreement by and between HUMWARE and EVANS.


                                   ARTICLE III
          Development, Maintenance and Payment for Child Watch Network
          ------------------------------------------------------------

HUMWARE agrees to develop to a commercial state of operation and maintain for EVANS and EVANS agrees to have HUMWARE develop to a commercial state of operation and maintain a digital signage network product to be named "Child Watch Network" for the next five (5) year period.

HUMWARE will maintain and host the CWN and web site on servers owned, maintained, or licensed from third parties by HUMWARE. HUMWARE or a third-party provider will provide Telephone Support during normal business hours, MST. HUMWARE will make commercially reasonable efforts to correct any problem with the CWN and web site brought to its attention by EVANS.

EVANS shall own the world-wide irrevocable right to use, market, license, sell and/or otherwise profit from the Child Watch Network and related Proprietary Information.

EVANS agrees to pay HUMWARE in accordance with the following schedule.

     (a) $300,000 for the development of the network, of which Evans has already paid $30,000. The remaining $270,000 shall be payable as follows:

     (b) Fifty Thousand ($50,000) Dollars due and payable with signing of this agreement;

     (c) Four (4) equal payments of Fifty-five Thousand ($55,000) dollars payable beginning on July 1, 2007 and ending on October 1, 2007.

     (d) A monthly maintenance fee payable starting on July 1, 2007 of $60,000 per month with 10% increases at the end of each calendar year. ($60,000 per month year 1, $66,000 per month year 2, $72,600 per month year 3, 79,800 per month year 4, and $87,786 per month in year 5.

     (e) a Five (5%) percent royalty to HUMWARE of all advertising revenue generated by Evans as a result of the Child Watch Network (the "Royalty"). Evans shall pay HUMWARE within 15 days of the end of each month the Royalty. Payment from EVANS to HUMWARE shall be included with the written report described below. All payments will be made in United States dollars, at the address designated above by HUMWARE. During the term of this Agreement, EVANS agrees to provide a written report to HUMWARE within thirty (30) days following the end month period detailing the calculation of the Royalty payment including the quantity of advertising sold. For the term of this Agreement and for a period of one (1) year thereafter, each party shall maintain accurate and complete records reasonably required to perform their respective obligations under this Agreement and to document such performance. From time to time in reasonable intervals (but not more than once every six (6) months), upon fifteen (15) business days prior written notice, at HUMWARE's sole expense shall permit HUMWARE`s independent auditors to review such records in order to verify compliance with this Agreement. Any such audit shall take place during normal business hours at EVANS regular place of business and shall not unreasonably interfere with EVANS conduct of its business. In the event that such audit reveals an underpayment of more than ten (10) percent of the amounts paid to HUMWARE then EVANS shall pay the reasonable costs of the audit.


                                   ARTICLE IV
                   Termination on Occurrence of Stated Events
                   ------------------------------------------

This Agreement shall terminate on the occurrence of any of the following events:

(a) Bankruptcy or insolvency of either party; or

(b) The attachment or the execution or other judicial seizure of substantially all of EVANS assets, where such seizure is not discharged within one-hundred twenty (120) days.

(c) The attachment or the execution or other judicial seizure of substantially all of HUMWARE's assets, where such seizure is not discharged within one-hundred twenty (120) days.


                                    ARTICLE V
                                     Notices
                                     -------

Any notice to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change the address of service by written notice in accordance with this Paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of three (3) days after mailing.


                                   ARTICLE VI
                         Entire Agreement of the Parties
                         -------------------------------

This Agreement, all attached exhibits and all related documents referred to in this Agreement constitute the entire agreement between the parties. This Agreement supersedes and replaces any and all agreements, either written or oral, between the parties hereto with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the Proprietary Information that is the subject hereof.

Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.


                                  ARTICLE VIII
                               Partial Invalidity
                               ------------------

If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.


                                   ARTICLE IX
                                   Assignment
                                   ----------

This Agreement may not be assigned by operation of law or otherwise without the express written consent of HUMWARE and EVANS (which consent may be granted or withheld in the sole discretion of HUMWARE and EVANS).


                                    ARTICLE X
                                 Indemnification
                                 ---------------

EVANS agrees to indemnify and hold HUMWARE harmless from all defects, infringements, compliance with regulatory requirements, and all claims, losses, costs, expenses, or all other liabilities which may occur from the use of CWN or BSN by EVANS or its subsidiaries or sublicenses that is subject of this Agreement.

HUMWARE agrees to indemnify and hold EVANS harmless from all defects, infringements, compliance with regulatory requirements, and all claims, losses, costs, expenses, or all other liabilities which may occur from the use of CWN or BSN by HUMWARE or its subsidiaries or sublicenses that is subject of this Agreement.
..
                                   ARTICLE XI
                                   Warranties
                                   ----------

LIMITATIONS OF WARRANTIES AND REMEDIES. HUMWARE MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED. HUMWARE HEREBY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. HUMWARE DOES NOT WARRANT THAT OPERATION OF THE CHILD WATCH NETWORK OR BOONDOGGLE SPORTS NETWORK WILL BE UNINTERRUPTED OR ERROR-FREE. SERVICES ARE PROVIDED AS IS AND WITHOUT WARRANTY. IN NO EVENT WILL HUMWARE BE LIABLE TO EVANS OR ANY THIRD PARTY FOR ANY DAMAGES (EVEN IF HUMWARE HAS BEEN INFORMED OF THE REASONABLE POSSIBILITY OF SUCH DAMAGES), INCLUDING ANY INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT, OR SPECIAL DAMAGES, EXPENSES, LOST PROFITS, LOST DATA, LOST SAVINGS, OR OTHER DAMAGES ARISING OUT OF THE SERVICES, THE USE OR INABILITY TO USE THE NETWORKS, WEB SITES, OR IN ANY WAY RELATING TO THE SOFTWARE, THE NETWORKS, THE WEB SITE, OR THE CONTENT. IN NO EVENT SHALL HUMWARE BE LIABLE, IN CONTRACT OR TORT, FOR ANY AMOUNT IN EXCESS OF THE MONIES PAID BY CUSTOMER TO HUMWARE PURSUANT TO THIS AGREEMENT.

                                   ARTICLE XII
                              Specific Performance.
                              ---------------------

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstrating the inadequacy of money damages.


                                  ARTICLE XIII
                                Term of Agreement
                                -----------------

This Agreement will be terminated on the anniversary five (5) years after the date first written above or as mutually agreed in writing by the parties hereof.


                                   ARTICLE XIV
                                  Other Devices
                                  -------------

EVANS and its potential sublicenses and subsidiaries agree to place the HUMWARE name and/or logo in any press releases or on any marketing materials including web sites, related to BSN or CWN.

HUMWARE acknowledges and agrees that:

(a) EVANS and any subsidiary or assign shall be free to design, develop, own, make, have made, manufacture, use, market, sell, and/or otherwise dispose of products, software, systems, web sites or applications having performance specifications which are not the same or similar as those which are the subject matter of this Agreement.

 HUMWARE and its potential sublicenses and subsidiaries have developed, own and sell (and intend to continue to develop, own and sell) proprietary know-how and designs of networks, software, systems and applications which are the same or similar as those subject of this Agreement.

EVANS acknowledges and agrees that

(a) HUMWARE and any subsidiary or assign shall be free to design, develop, own, make, have made, manufacture, use, market, sell, and/or otherwise dispose of networks, software, systems and applications having performance specifications which are the same or similar as those which are the subject matter of this Agreement.


                                   ARTICLE XV
                     Governing Law and Resolution of Breach
                     --------------------------------------

This Agreement is entered into, accepted and is performable in Golden, Colorado, for venue and all other purposes, and will be governed, construed and enforced in accordance with and subject to the laws of the state of Colorado, except that any conflict of laws rule of Colorado that may require reference to the law of some other jurisdiction other than Colorado will be disregarded. In the event there is a dispute between the parties as to the interpretation of or compliance with any of the provisions of this Agreement, and the dispute is unable to be resolved by them, such dispute shall be resolved in accordance with the rules of the commercial panel of the American Arbitration Association with the exception that discovery shall be conducted pursuant to the Federal Rules of Civil Procedure. The arbitration panel shall provide findings of fact and conclusions of law regarding any dispute submitted to arbitration. The hearing site for such arbitration shall be in the Denver, Colorado metropolitan area, and any judgment award may be submitted for confirmation by a competent court of Colorado, with the decision to be binding upon the parties.


                                   ARTICLE XVI
                                 Attorney's Fees
                                 ---------------

In the event any dispute arises under this Agreement, and the parties hereto resort to litigation or arbitration to resolve such dispute, the prevailing party in any such litigation or arbitration shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs. HUMWARE shall be entitled to reimbursement for any reasonable attorneys' fees that it may incur in collecting or enforcing payment of any monetary obligations as part of this agreement. Nothing contained in this Agreement shall be construed as preventing either party from seeking injunctive relief from a court of competent jurisdiction.





WITNESS THE SIGNATURES of the parties hereto on the date and year referenced.



HUMWARE MEDIA CORPORATION

By:


            --------------------------------
            Name: John Huemoeller
            Title: President



EVANS SYSTEMS INC.

By:
            --------------------------------
            Name: Frank Moody
            Title: President and Chief Operating Officer
                   C/o Evans Systems, Inc.
                   2 Town Square Boulevard
                   Asheville, North Carolina